EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92283, 333-60062, and 333-114645 on Form S-3 of our report relating to the consolidated financial statements and financial statement schedule of Duke Capital LLC dated March 27, 2006, September 3, 2006, as to the effects of matters described in the “Recasting and Restatement of Previously Issued Financial Statements” section of Note 1 and the references to the subsequent events in Note 21 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting pronouncements, an explanatory paragraph regarding the realignment of certain subsidiaries which resulted in Duke Capital LLC recognizing federal and state tax expense of approximately $1,030 million for the year ended December 31, 2004 to eliminate deferred tax assets at the time of the reorganization, and an explanatory paragraph relating to the recasting and restatement discussed in Note 1) appearing in Amendment No. 3 to the Annual Report on Form 10-K/A, of Duke Capital LLC for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP
Charlotte, North Carolina September 3, 2006